Exhibit 99.1

Enviva Partners, LP Reports Increased Financial Results for First Quarter 2016

BETHESDA, MD, May 5, 2016 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the first quarter of 2016.

Highlights for the First Quarter of 2016:

•                  Generated net income of $7.5 million and adjusted EBITDA of $18.5 million, up from $2.5 million and $16.9 million, respectively, for the first quarter in 2015

•                  Increased the quarterly distribution by more than 10 percent to $0.5100 per unit

•                  Reaffirmed 2016 guidance including full-year distributions of at least $2.10 per unit, excluding any impact of potential acquisitions

“I am very pleased with our solid operating and financial performance in what for seasonal reasons has historically been our highest cost quarter,” said John Keppler, Chairman and Chief Executive Officer.  “That performance lays a strong foundation for the remainder of the year and we continue to expect to distribute at least $2.10 per unit for 2016.”

Financial Results

For the first quarter of 2016, we generated net revenue of $107.3 million on sales of 560 thousand metric tons of wood pellets.  Net revenue decreased 6 percent, or $7.1 million, from the corresponding quarter of 2015 with net revenue of $114.3 million on 583 thousand metric tons sold.  For the first quarter, we generated net income of $7.5 million compared to $2.5 million for the corresponding quarter in 2015.  Adjusted EBITDA improved to $18.5 million in the first quarter of 2016, a 10 percent increase compared to the corresponding period in 2015.  The increase was driven by the favorable cost position of our pellets, increased sale and purchase transactions with our customer base, and a $1.7 million payment from a third party supplier that terminated a contract.  This increase was partially offset by contract pricing mix and lower sales volumes in the quarter, primarily due to lower carry-in inventory balances at the beginning of 2016 and higher general and administrative expenses associated with being a public company.

The Partnership’s distributable cash flow, net of amounts attributable for incentive distribution rights, increased from $13.9 million for the first quarter of 2015 to $14.8 million for the first quarter of 2016, resulting in a distribution coverage ratio of 1.18 times.

Distribution

As announced yesterday, the board of directors of the Partnership’s general partner (the “Board”) declared a distribution of $0.5100 per common and subordinated unit for the first quarter of 2016. The distribution is more than 10 percent higher than the fourth quarter 2015 distribution.  The first quarter distribution will be paid Friday, May 27, 2016, to unitholders of record as of the close of business Monday, May 16, 2016.

Outlook and Guidance

The guidance amounts provided below do not include the impact of any potential acquisitions from the Partnership’s sponsor or others.

The Partnership reaffirms the full-year 2016 guidance provided previously, expecting adjusted EBITDA for full-year 2016 to be in the range of $83.0 million to $87.0 million on net income in the range of $43.0 million to $47.0 million.  The Partnership expects to incur maintenance capital expenditures of $4.1 million and interest expense net of amortization of debt issuance costs and original issue discount of $11.9 million in 2016.  As a result, the Partnership expects to generate distributable cash flow for full-year 2016 in the range of $67.0 million to $71.0 million, or $2.71 to $2.87 per common and subordinated unit, prior to any incentive distributions paid to the general partner.  For full-year 2016, we expect to distribute at least $2.10 per common and subordinated unit.

“With the benefit of the accretive cash flows from the Southampton acquisition, we were able to significantly increase our quarterly distribution,” said Mr. Keppler.  “Having just completed our first year as a public company, we have established an early track record of increasing our distribution every quarter and with our solid operating performance, we expect to continue to do so while building coverage throughout the year.”

Market and Contracting Update

Our sales strategy is to fully contract the production capacity of the Partnership.  We are fully contracted for 2016 and our portfolio of contracted sales has a weighted-average remaining term of 7.0 years from April 1, 2016, excluding sales under the Partnership’s 15-year contract to supply MGT Power’s Teesside Renewable Energy Plant in the UK, the Partnership’s 10-year contract to the Langerlo facility in Belgium, and the 10-year contract with an affiliate of DONG Energy held by our sponsor.

Potential regulatory advances in key markets and customer momentum continue to demonstrate the significant demand growth expected for the wood pellet industry:

•                  In the UK, the Competition and Markets Authority recommended that the UK government, which has announced plans of phasing out all coal-fired power generation by 2025, allocate future new contract for difference (“CfD”) auctions based on the cost-effectiveness of the renewable technology.  If this recommendation is adopted by the UK government, new biomass conversion and co-firing projects could be positioned to receive future CfD incentives, especially if total system costs of renewable technologies are taken into account, which is currently under discussion within the UK government. In addition, the UK government confirmed that biomass combined heat and power projects would be eligible to compete for new CfD incentives in an auction planned for late 2016, which may result in additional industrial-scale pellet demand.

•                  In the Netherlands, the first of two rounds of applications in 2016 for the renewable incentive program commenced March 22, 2016.  Utility scale, biomass co-firing projects were eligible and applied for the renewable incentive program.  The budget for the program was substantially increased to 8.0 billion euros for 2016 from 3.5 billion euros in 2015, even as the country also considers an eventual complete phase-out of coal-fired power generation.

•                  Energetický a průmyslový holding (EPH), a vertically integrated energy utility with operations throughout Europe, continues to move forward with plans to convert the 420 MW Lynemouth coal facility to wood pellet fuel by the end of 2017.  After conversion, this project is expected to generate demand for approximately 1.5 million tons of wood pellets annually.

As announced on February 17, 2016, Enviva Wilmington Holdings, LLC (the “Hancock JV”), our sponsor’s joint venture with affiliates of John Hancock Life Insurance Company executed a new take-or-pay contract to be the sole source supplier for imported biomass fuel to MGT Power’s Teesside Renewable Energy Plant (the “Tees REP”).  Of the nearly 1 million metric tons per year (“MTPY”) needed by the Tees REP, 375,000 MTPY will be supplied by the Partnership under an agreement with the Hancock JV.  Both contracts are contingent upon Tees REP reaching financial close, which continues to progress.

In December 2015, the Partnership announced an off-take contract, commencing in 2017, to supply wood pellets to the Langerlo power facility in Belgium, which the owner intends to convert from coal to wood pellet fuel.  As previously disclosed, affiliates of the facility owner filed for insolvency.  Although neither the Langerlo facility nor its owner is part of these filings, we expect these events will, at a minimum, delay the commencement of physical deliveries under the off-take contract, and the impact on our customer’s ability to perform its obligations remains uncertain.

“Demand for our product continues to materialize consistent with the significant increases projected by biomass industry experts for coal-to-biomass conversions, co-firing and broader market growth in Europe, Asia and potentially the U.S.,” said Mr. Keppler.  “As the preferred and largest supplier in the marketplace, we believe we are well positioned to not only capitalize on the long-term, structured demand for our product but to also benefit from the near and medium term opportunities that dislocations in the market can create.”

Sponsor Activity

Construction of the 515,000 MTPY production plant in Sampson County, North Carolina (the “Sampson plant”) and a deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”) continues to progress.  Major systems at the Sampson plant are in commissioning.  The Partnership expects to have the opportunity to acquire the Sampson plant, along with our sponsor’s ten-year off-take contract with an affiliate of DONG Energy, in late 2016 and the Wilmington terminal in 2017.  In addition, our sponsor recently received the air permit required to construct a new 500,000 MTPY production plant in Hamlet County, North Carolina that, when completed, will ship the pellets it produces through the Wilmington terminal.

Conference Call

We will host a conference call with executive management related to our first quarter 2016 results and to discuss our outlook, guidance, and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, May 5, 2016.  Information on how interested parties may listen to the conference call is available in the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants in Southampton County, Virginia; Northampton County and Ahoskie, North Carolina; Amory and Wiggins, Mississippi; and Cottondale, Florida.  We have a combined production capacity of approximately 2.3 million metric tons of wood pellets per year.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We view adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow as important indicators of performance.  We also view measures provided in this release that (i) do not give effect to the recast of financial results and assume the Southampton Drop-Down had not occurred or (ii) include financial results of acquired assets only for the periods actually owned by the Partnership as important indicators of our performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our off-take pricing to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, taxes, early retirement of debt obligation, non-cash unit compensation expense, asset impairments and disposals, and certain items of income or loss that we characterize as unrepresentative of our operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount.  Distributable cash flow is used as a supplemental measure by our management and other users of our financial statements as it provides important information relating to the relationship between our financial operating performance and our ability to make distributions.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with generally accepted accounting principles (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2016	2015
		(Recast)
	(in thousands, except per metric ton)

Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	560	583
Gross margin	$15,755	$11,655
Depreciation and amortization	6,881	8,259
Adjusted gross margin	$22,636	$19,914
Adjusted gross margin per metric ton	$40.42	$34.16

	Three Months Ended March 31,
	2016	2015
		(Recast)
	(in thousands)

Reconciliation of distributable cash flow and adjusted EBITDA to net income:
Net income	$7,479	$2,511
Add:
Depreciation and amortization	6,893	8,270
Interest expense	3,390	2,718
Purchase accounting adjustment to inventory	—	697
Non-cash unit compensation	681	—
Income tax expense	—	2,667
Asset impairments and disposals	1	18
Acquisition transaction expenses	53	—
Adjusted EBITDA	$18,497	$16,881
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	2,944	2,213
Maintenance capital expenditures	551	725
Distributable cash flow attributable to Enviva Partners, LP	15,002	13,943
Less: Distributable cash flow attributable to incentive distribution rights	156	—
Distributable cash flow attributable to Enviva Partners, LP limited partners	$14,846	$13,943

The following table provides a reconciliation of the estimated range of adjusted EBITDA and Distributable Cash Flow to the estimated range of net income, in each case for the twelve months ending December 31, 2016 (in millions except per unit figures):

Twelve Months Ending December 31, 2016
Estimated net income	$43.0 – 47.0
Add:
Depreciation and amortization	25.4
Interest expense	13.0
Non-cash unit compensation	1.2
Asset impairments and disposals	0.4
Estimated adjusted EBITDA	$83.0 – 87.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	11.9
Maintenance capital expenditures	4.1
Estimated Distributable Cash Flow	$67.0 – 71.0
Estimated Distributable Cash Flow per common and subordinated unit(1)	$2.71 – 2.87

(1)         Prior to any incentive distributions paid to our general partner; based on the number of common and subordinated units outstanding at the end of the first quarter of 2016

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the amount of products that the Partnership is able to produce, which could be adversely affected by, among other things, operating difficulties; (ii) the volume of products that the Partnership is able to sell; (iii) the price at which the Partnership is able to sell products; (iv) changes in the price and availability of natural gas, coal, or other sources of energy; (v) changes in prevailing economic conditions; (vi) the Partnership’s ability to complete acquisitions, including acquisitions from its sponsor; (vii) unanticipated ground, grade, or water conditions; (viii) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (ix) environmental hazards; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xii) inability to acquire or maintain necessary permits; (xiii) inability to obtain necessary production equipment or replacement parts; (xiv) technical difficulties or failures; (xv) labor disputes; (xvi) late delivery of raw materials; (xvii) inability of the Partnership’s customers to take delivery or their rejection of delivery of products; (xviii) failure of the Partnership’s customers to pay or perform their contractual obligations to the Partnership; (xix) changes in the price and availability of transportation; and (xx) the Partnership’s ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,636	$2,175
Accounts receivable, net of allowance for doubtful accounts of $132 as of March 31, 2016 and $85 as of December 31, 2015	37,853	38,684
Related party receivables	383	94
Inventories	27,799	24,245
Prepaid expenses and other current assets	8,074	2,123
Total current assets	77,745	67,321
Property, plant and equipment, net of accumulated depreciation of $71.1 million as of March 31, 2016 and $64.7 million as of December 31, 2015	401,214	405,582
Intangible assets, net of accumulated amortization of $7.8 million as of March 31, 2016 and $7.0 million as of December 31, 2015	2,626	3,399
Goodwill	85,615	85,615
Other long-term assets	502	7,063
Total assets	$567,702	$568,980
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$12,602	$9,303
Related party payables	10,724	11,013
Accrued and other current liabilities	12,830	13,059
Deferred revenue	270	485
Current portion of long-term debt and capital lease obligations	3,238	6,523
Related party current portion of long-term debt	3,414	150
Total current liabilities	43,078	40,533
Long-term debt and capital lease obligations	185,872	186,294
Related party long-term debt	14,636	14,664
Long-term interest payable	796	751
Other long-term liabilities	661	586
Total liabilities	245,043	242,828
Commitments and contingencies
Partners’ capital:
Enviva Partners, LP partners’ capital	319,683	323,161
Noncontrolling partners’ interests	2,976	2,991
Total partners’ capital	322,659	326,152
Total liabilities and partners’ capital	$567,702	$568,980

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
		(Recast)
Product sales	$103,445	$113,581
Other revenue	3,807	733
Net revenue	107,252	114,314
Cost of goods sold, excluding depreciation and amortization	84,616	94,400
Depreciation and amortization	6,881	8,259
Total cost of goods sold	91,497	102,659
Gross margin	15,755	11,655
General and administrative expenses	5,017	3,770
Income from operations	10,738	7,885
Other income (expense):
Interest expense	(3,181)	(1,917)
Related party interest expense	(209)	(801)
Other income	131	11
Total other expense, net	(3,259)	(2,707)
Income before income tax expense	7,479	5,178
Income tax expense	—	2,667
Net income	7,479	2,511
Less net loss attributable to noncontrolling partners’ interests	15	8
Net income attributable to Enviva Partners, LP	$7,494	$2,519
Less: Predecessor income from January 1, 2015 to March 31, 2015		$2,519
Enviva Partners, LP limited partners’ interest in net income	$7,494	$—

Net income per common unit:
Basic	$0.30
Diluted	$0.29

Net income per subordinated unit:
Basic	$0.30
Diluted	$0.29

Weighted average number of limited partner units outstanding:
Common — basic	12,852
Common — diluted	13,337
Subordinated — basic and diluted	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
		(Recast)
Cash flows from operating activities:
Net income	$7,479	$2,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,893	8,270
Amortization of debt issuance costs and original issue discount	446	505
General and administrative expense incurred by Enviva Holdings, LP	—	475
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	—	2,663
Loss on disposals and impairments of property, plant and equipment	1	18
Unit-based compensation expense	681	—
Change in fair value of interest rate swap derivatives	—	23
Change in operating assets and liabilities:
Accounts receivable	831	(2,778)
Related party receivables	(289)	—
Prepaid expenses and other assets	732	401
Inventories	(3,395)	3,240
Other long-term assets	(121)	240
Accounts payable	3,079	3,253
Related party payables	4,713	328
Accrued liabilities	155	1,718
Accrued interest	45	(14)
Related party accrued interest	—	801
Deferred revenue	(215)	19
Other current liabilities	(231)	25
Net cash provided by operating activities	20,804	21,698
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,853)	(1,272)
Payment of acquisition related costs	—	(3,572)
Net cash used in investing activities	(1,853)	(4,844)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(29,329)	(12,770)
Principal payments on related party debt	(89)	(4,800)
Cash restricted for debt service	—	4,000
Proceeds from debt issuance	28,500	6,000
Distributions to unitholders and distribution equivalent rights	(11,570)	—
Distributions to sponsor	(5,002)	—
Proceeds from contributions from sponsor	—	10,236
Net cash (used in) provided by financing activities	(17,490)	2,666
Net increase in cash and cash equivalents	1,461	19,520
Cash and cash equivalents, beginning of period	2,175	591
Cash and cash equivalents, end of period	$3,636	$20,111

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
		(Recast)
Non-cash investing and financing activities:
Property, plant and equipment acquired and included in accounts payable and accrued liabilities	$645	$353
Depreciation capitalized to inventories	198	124
Contribution of Enviva Pellets Cottondale, LLC non-cash net assets	—	122,529
Distributions included in liabilities	83	—
Distribution of Enviva Pellets Cottondale, LLC assets to sponsor	—	319
Prepaid adjustment for insurance payable	—	25
Non-cash capital contributions from sponsor	—	1,118
Supplemental information:
Interest paid	$2,897	$1,401

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com